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                                                                     EXHIBIT 3.1



               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          IN-FLIGHT PHONE CORPORATION


    It is hereby certified that:

               1. The name of the corporation (hereinafter called the "Corporation") is In-Flight Phone Corporation.

               2. The original Certificate of Incorporation for the Corporation was January 9, 1990. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

               3. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

               "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          IN-FLIGHT PHONE CORPORATION

                I.   The name of the corporation is:

                          IN-FLIGHT PHONE CORPORATION

                II. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                III. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                IV.  The authorized shares shall be:


     CLASS                  PAR VALUE PER SHARE               NUMBER OF SHARES
                                                                 AUTHORIZED
     ---------------------------------------------------------------------------






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     Common                            $.01                         10,000,000
     -------------------------------------------------------------------------
     Exchangeable                      $.01                            145,000
     Preferred
     -------------------------------------------------------------------------

          A. The total number of shares of common stock (the "Common Stock") which the Corporation shall have authority to issue is 10,000,000 and the par value of each of such shares is $0.01, amounting in the aggregate to $100,000. Each share of Common Stock of the Corporation issued and outstanding or held in the treasury of the Corporation ("Outstanding Stock") immediately prior to May 5, 1995, when a Certificate of Amendment of Certificate of Incorporation became effective upon filing (the "Effective Date"), was thereby changed into and reclassified as 62.9 fully paid and nonassessable shares of common stock, par value $0.01 per share ("Reclassified Stock"), and on the Effective Date, each holder of record of Outstanding Stock, without further action, became the holder of 62.9 shares of Reclassified Stock for each share of Outstanding Stock held of record immediately prior to the Effective Date. The Corporation transferred from the Corporation's capital surplus account to the Corporation's stated capital account, such amount as was necessary so that the Corporation's stated capital was an amount equal to the aggregate par value of shares of Reclassified Stock. Each certificate that, immediately prior to the Effective Date, represented shares of Outstanding Stock, on and after the Effective Date, represents the number of shares of Reclassified Stock that such shares of Outstanding Stock were changed into and reclassified as pursuant to such filing. Upon presentation to the Corporation (by a holder of record of shares of Reclassified Stock on the Effective Date) of a certificate that, immediately prior to the Effective Date, represented such holder's shares of Outstanding Stock, the Corporation shall issue and cause to be delivered to such holder a certificate or certificates representing the number of shares of Reclassified Stock to which such holder is entitled pursuant hereto.

          B. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of Exchangeable Preferred Stock are as follows:

          1. Designation. The shares shall be designated "Exchangeable Preferred Stock". The par value per share of Exchangeable Preferred Stock shall be $.01. The number of authorized shares constituting Exchangeable Preferred Stock shall be 145,000.







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               2.  Dividends.  Each holder of shares of Exchangeable
    Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for such purpose, dividends on November 15 and May 15 of each year, payable in arrears, commencing November 15, 1995 and accruing from May 9, 1995, at the annual rate of $147.50 per share; provided, however, that on or before May 15, 1998 no payment of cash dividends on the Exchangeable Preferred Stock may be made and thereafter cash dividends may be made only so long as the Corporation's Fixed Charge Coverage Ratio, as defined in the Indenture (as defined below), is greater than 2.5 to 1.0. For each dividend period prior to May 15, 1998, and any dividend period thereafter in which the dividend on the Exchangeable Preferred Stock may not, or (pursuant to a determination the Corporation's board of directors) will not, be paid in cash, payment of dividends shall be made in the form of additional shares of Exchangeable Preferred Stock at the annual rate of .1475 shares per share of Exchangeable Preferred Stock outstanding on the applicable dividend payment date. In the event that any shares of Exchangeable Preferred Stock are issued, converted or redeemed on any date other than November 15 or May 15, the dividend payable with respect to the period from the last dividend payment date will be prorated and will accrue and be payable only with respect to the portion of such period that such Exchangeable Preferred Stock is outstanding. Fractional shares of Exchangeable Preferred Stock shall entitle the holder to receive fractional dividends (equal to the result of the per share dividend amount multiplied by such fraction) thereon. For the purposes of this Certificate of Incorporation, "Indenture" shall mean the Indenture, dated as of May 9, 1995 between the Corporation and Marine Midland Bank.

               3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Exchangeable Preferred Stock shall be entitled to be distributed or paid, before distribution or payment is made on any Common Stock or any preferred stock junior in preference of payment to the Exchangeable Preferred Stock, an amount in cash or property equal to the aggregate Exchangeable Preferred Stock Liquidation Value (as defined below) of all shares of Exchangeable Preferred Stock held by such holder, and each holder of Exchangeable Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the fair market value, as determined by the Corporation's board of directors, of the Corporation's assets to be distributed among the holders of Exchangeable Preferred Stock is insufficient to permit payment of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed to the holders of Exchangeable Preferred Stock shall be distributed ratably among





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    such holders of Exchangeable Preferred Stock based upon the aggregate
    Exchangeable Preferred Stock Liquidation Value of the Exchangeable Preferred Stock held by each such holder. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than five (5) days prior to the payment date stated therein, to each record holder of Exchangeable Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this subparagraph 3. Fractional shares of Exchangeable Preferred Stock shall entitle the holder to fractional participation in the assets of the Corporation distributed upon a liquidation, dissolution or winding up of the Corporation. For the purposes of this Certificate of Incorporation, "Exchangeable Preferred Stock Liquidation Value" shall be equal to $1,000 per share of Exchangeable Preferred Stock plus all accrued and unpaid dividends thereon.

               4. Voting Rights. Except as otherwise required by law, the holders of Exchangeable Preferred Stock shall not be entitled to vote on any matter submitted to the stockholders for a vote.

               5. Preemptive Right. No holder of outstanding shares of Exchangeable Preferred Stock shall have preemptive rights.

               6.    Redemption.

                     a. Right to Redeem. Subject to (for so long as effective) the restrictions contained within Article IV of the Indenture (as defined in Section B.2. hereof), the Corporation shall have the right at any time and from time to time to redeem all or any portion of the Exchangeable Preferred Stock at a price per share equal to the Exchangeable Preferred Stock Liquidation Value on the date of redemption; provided, however, that no such redemption shall be permitted to the extent that such redemption would cause a violation of the Delaware General Corporation Law, Section 310 of the Communications Act of 1934, as amended, or any other law or regulation. Any such redemption shall be made pro rata among the holders of shares of Exchangeable Preferred Stock based upon the number of shares of Exchangeable Preferred Stock held.

                     b. Mandatory Redemption. Subject to (for so long as effective) the restrictions contained within Article IV of the Indenture, the Exchangeable Preferred Stock is mandatorily redeemable on May 15, 2004 and the Corporation shall redeem, on that date, any and all shares of Exchangeable Preferred Stock





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         outstanding as of that date at a price per share equal to the
         Exchangeable Preferred Stock Liquidation Value on the date of redemption; provided, however, that no such redemption shall be required to the extent that such redemption would cause a violation of the Delaware General Corporation Law, Section 310 of the
         Communications Act of 1934, as amended, or any other law or regulation.

                     c. Notice of Redemption. Unless waived in writing by a holder of Exchangeable Preferred Stock, no less than five (5) nor more than sixty (60) days prior to date of redemption, a notice specifying the date, time and place for redemption, shall be given by mail by the Corporation to each holder of shares of Exchangeable Preferred Stock at his, her or its respective address as the same shall appear in the register for Exchangeable Preferred Stock, but no failure of any such holder to receive such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

                     (1) Payment of Redemption Price. Upon surrender of the certificates representing the appropriate number of shares of Exchangeable Preferred Stock, the holders of such shares shall be paid by the Corporation the redemption price for all such shares surrendered.

                     d. Deposit of Funds for Redemption in Bank. If on or before the date of redemption specified in the notice of redemption, all funds necessary for such redemption shall have been deposited by the Corporation for the account of the holders of shares of Exchangeable Preferred Stock to be redeemed with a bank located in New York, New York having capital and surplus of at least one hundred million dollars ($100,000,000), then notwithstanding that the applicable certificates representing shares of Exchangeable Preferred Stock called for redemption have not been surrendered for cancellation, on the date of redemption the (i) shares represented thereby shall no longer be deemed outstanding, (ii) the right to receive dividends thereon shall cease and (iii) all rights with respect to such shares called for redemption shall forthwith cease and terminate on such date of redemption (excepting only the right of the holders thereof to receive the redemption price relating to such shares to be redeemed).

               7. Exchange for Senior Subordinated Notes. Subject to (for so long as effective) the restrictions contained within Article IV of the Indenture (as defined in Section B.2. hereof),





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    at any time and from time to time, to the extent permitted by law, any holder of Exchangeable Preferred Stock may exchange all or any portion of the Exchangeable Preferred Stock (including a fraction of a share of Exchangeable Preferred Stock) held by such holder for Senior Subordinated Notes (as defined below) in a principal amount equal to the aggregate Exchangeable Preferred Stock Liquidation Value of the shares of Exchangeable Preferred Stock exchanged for Senior Subordinated Notes on the date of such exchange; provided, however, that no such exchange shall be permitted to the extent that such exchange would cause a violation of the Delaware General Corporation Law, Section 310 of the Communications Act of 1934, as amended, or any other law or regulation. Any indebtedness of the Corporation, including, without limitation, the Senior Subordinated Notes, issued in exchange for the Exchangeable Preferred Stock ("Exchange Indebtedness") shall be subordinated and junior in right of payment to the prior payment in full in cash of all obligations on the Corporation's 14% Senior Discount Notes due May 15, 2002 (the "Senior Notes") (or to such payment being duly provided for to the satisfaction of the holders of at least a majority of the aggregate outstanding amount of the Senior Notes to be issued under the Indenture (as defined in Section B.2. hereof)); provided, however, that such subordination shall not be deemed to prevent the payment of interest on the Exchange Indebtedness to the extent permitted by the Indenture. Such subordination is for the benefit of, and shall be enforceable directly by (to the fullest extent permitted by applicable law), the holders of Senior Notes, and each such holder shall be deemed to have acquired the Senior Notes in reliance upon such subordination provisions contained herein. No right of any present or future holders of any Senior Notes to enforce such subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Corporation or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Corporation with the terms of this Certificate of Incorporation, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. For the purposes of this Certificate of Incorporation, "Senior Subordinated Notes" shall mean 14.75% senior subordinated notes of the Corporation due May 15, 2004 in the form provided in the letter agreement, dated May 9, 1995, between the Corporation and MCI Telecommunications Corporation in connection therewith.

               8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Exchangeable Preferred Stock. Upon the surrender of any certificate representing the Exchangeable Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's





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    expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Exchangeable Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Exchangeable Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

               9. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of subparagraphs 1 through this subparagraph 9 of this Section B, except the subordination provisions of subparagraph 7 of this Section B, without the prior written consent or vote of the holders of at least a majority of the Exchangeable Preferred Stock outstanding at the time such action is taken. No amendment, modification or waiver shall be binding or effective with respect to the subordination provisions of subparagraph 7 of this Section B, without the prior written consent or vote of the holders of at least a majority of the Exchangeable Preferred Stock outstanding at the time such action is taken and the prior written consent or vote of the holders of at least a majority of the aggregate outstanding amount of the Senior Notes (as defined in subparagraph 7 of this Section B). No change in the terms of this Section B may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent or vote of the holders of the majority of the Exchangeable Preferred Stock then outstanding and, to the extent that the terms of the subordination provisions of subparagraph 7 of this Section B would be amended by such merger or consolidation, the prior written consent or vote of the holders of at least a majority of the aggregate outstanding amount of the Senior Notes. This subparagraph 9 shall not, however, be deemed to prohibit a waiver by one or more holders of Exchangeable Preferred Stock or the Senior Notes on an individual basis.

               V. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

               VI. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit."





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               3.    The Amended and Restated Certificate of Incorporation
    herein certified has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the Amended and Restated Certificate of Incorporation herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.


    Signed on May 12, 1995.


                                                 Randall E. Fischer
                                          -------------------------------
                                          Name:   Randall E. Fischer
                                        Title:  Secretary and Chief
                                                  Financial Officer









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